As filed with the Securities and Exchange Commission on July 12, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTEGRATED DEVICE TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-2669985
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

6024 Silver Creek Valley Road

San Jose, California 95138

(Address of Principal Executive Offices including Zip Code)

Integrated Device Technology, Inc. 2009 Employee Stock Purchase Plan

(Full Title of the Plan)

Matthew Brandalise, Esq. General Counsel and Secretary Integrated Device Technology, Inc. 6024 Silver Creek Valley Road San Jose, CA 95138 (408) 284-8200	Copy To: Mark V. Roeder, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee
Common Stock, $0.001 Par Value	5,000,000(3)	$8.38	$41,900,000	$5,715.16

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2)	Pursuant to Rule 416(a) under the Securities Act, this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Integrated Device Technology, Inc. 2009 Employee Stock Purchase Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.
(3)	Represents 5,000,000 shares of common stock authorized for issuance under the Plan as of September 13, 2012.
(4)	This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purpose of calculating the registration fee for the securities registered hereunder based on the average of the high and the low prices for the Registrant’s common stock as reported on The NASDAQ Global Select Market on July 5, 2013.

Proposed sale to take place as soon after the effective date of the registration statement as awards under the plan are exercised and/or vest.

REGISTRATION OF ADDITIONAL SECURITIES

Pursuant to a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on July 9, 2009 (File No. 333-160501) (the “Prior Registration Statement”), Integrated Device Technology, Inc. (the “Registrant”) registered 9,000,000 shares of its common stock issuable under the Plan. The Registrant hereby registers an additional 5,000,000 shares of its common stock issuable under the Plan.

Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated by reference herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the SEC.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Integrated Device Technology, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year March 31, 2013, filed with the SEC on May 29, 2013, including information specifically incorporated by reference therein from the Registrant’s Definitive Proxy Statement on Schedule 14A, to be filed with the SEC.

(b) The Registrant’s Current Reports on Form 8-K , filed with the SEC on May 29, 2013 and June 19, 2013, including all material incorporated by reference therein.

(c) All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the annual report referred to above.

(d) The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (Registration No. 001-12695), filed with the SEC under Section 12(b) of the Exchange Act on July 23, 1984, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify these persons for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant’s Certificate of Incorporation, as amended, and Amended and Restated Bylaws provide for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the registrant, among other things, to indemnify them against liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law. In addition, the Registrant carries director and officer liability insurance.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

See Index to Exhibits.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 12th day of July, 2013.

INTEGRATED DEVICE TECHNOLOGY, INC.

By:	/s/ Richard D. Crowley, Jr.
Richard D. Crowley, Jr.
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Richard D. Crowley, Jr. and Matthew Brandalise, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Theodore L. Tewksbury Theodore L. Tewksbury III	Chief Executive Officer, President and Director (Principal Executive Officer)	July 12, 2013

/s/ Richard D. Crowley Richard D. Crowley	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 12, 2013

/s/ John A. Schofield John A. Schofield	Chairman of the Board	July 10, 2013

/s/ Peter A. Feld Peter A. Feld	Director	July 10, 2013

/s/ Jeffrey S. McCreary Jeffrey S. McCreary	Director	July 10, 2013

Umesh Padval	Director

/s/ Gordon W. Parnell Gordon W. Parnell	Director	July 10, 2013

/s/ Ron Smith Ron Smith	Director	July 12, 2013

Donald Schrock	Director

/s/ Norm Taffe	Director	July 11, 2013
Norm Taffe

INDEX TO EXHIBITS

EXHIBIT

4.1	Restated Certificate of Incorporation, as amended to date(1)

4.2	Amended and Restated Bylaws of the Company, as amended and restated effective July 22, 2009(2)

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Powers of Attorney (included in the signature page to this registration statement)

99.1	Integrated Device Technology, Inc. 2009 Employee Stock Purchase Plan, as amended(3)

(1)	Previously filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K, filed with the SEC on May 21, 2012, and incorporated by reference herein.
(2)	Previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on July 28, 2009, and incorporated by reference herein.
(3)	Previously filed as Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on July 30, 2012, and incorporated by reference herein.